Massachusetts Investors Trust (MIT) conducted a ballot solicitation in 2001, which was concluded when a majority of MIT shareholders voted to either approve or disapprove the proposals. The requisite majority for approval of all proposals was reached on December 19, 2001, and the results of the solicitation were as follows:

Item 1. To approve the appointment of a Board of Trustees.

Nominee                              Number of Sahres     For Withhold Authority

Jeffrey L.Shames                     468,914,529.187           8,039,808.008
John W.Ballen                        468,955,351.410           7,998,985.785
Lawrence H. Cohn, M.D.               468,819,241.570           8,135,095.625
The Hon. Sir J. David Gibbons, KBE   468,690,426.401           8,263,910.794
William R. Gutow                     468,949,059.914           8,005,277.281
J.Atwood Ives                        468,969,131.117           7,985,206.078
Abby M.O'Neill                       468,750,045.354           8,204,291.841
Lawrence T.Perera                    468,931,849.045           8,022,488.150
William J.Poorvu                     468,926,259.216           8,028,077.979
Arnold D.Scott                       468,976,553.636           7,977,783.559
J.Dale Sherratt                      468,949,322.931           8,005,014.264
Elaine R.Smith                       468,904,888.797           8,049.448.398
Ward Smith                           468,747,718.012           8,206,619.183

Item 2. To approve an Amended and Restated Declaration of Trust.

Number of Shares

Affirmative                          346,575,725.998
Against                              14,460,796.697
Abstain                              19,002,143.707
Broker Non-votes                     143,896,278.000

Item 3. To amend, remove or add certain fundamental Investment policies.

Number of Shares

Affirmative                          268,511,795.821
Against                              12,003,480.031
Abstain                              13,307,583.343
Broker Non-votes                     183,131,478.000

Item 4. To approve a new investment advisory agreement with Massachusetts Financial Services Company.

Number of Shares
Affirmative                          455,541,899.110
Against                              9,297,311.625
Abstain                              12,115,126.460